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                                                                       Exhibit 5

                       [Baker & Hostetler LLP Letterhead]

                                October 31, 1997

Boykin Lodging Company
Terminal Tower, Suite 1500
50 Public Square
Cleveland, Ohio 44113-2258

Gentlemen:

         We have acted as counsel to Boykin Lodging Company, an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the reservation of 1,030,000 Common Shares, without par value (the "Common Shares"), of the Company for issuance under the Boykin Lodging Company Long-Term Incentive Plan and the Company's Directors' Option Plans (collectively, the "Plans").

         In connection with the foregoing, we have examined: (a) the Amended and Restated Articles of Incorporation of the Company, (b) the Code of Regulations of the Company, (c) the Plans, and (d) such records of the corporate proceedings of the Company and such other documents as we have deemed necessary to render this opinion.

         Based on that examination, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio; and

                  2. The Common Shares available for issuance under the Plans, when issued in accordance with the Plans, will be legally issued, fully paid and nonassessable.

                  We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in Item 5 of
Part II of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Baker & Hostetler LLP

                                                     Baker & Hostetler LLP